Exhibit 99.1

Contact:
Ed Dickinson
Chief Financial Officer, 636.916.2150

FOR IMMEDIATE RELEASE

LMI AEROSPACE ANNOUNCES RECORD SALES AND NET INCOME FOR
SECOND QUARTER OF 2008

ST. LOUIS – August 6, 2008 – LMI Aerospace, Inc. (NASDAQ:  LMIA), a leading provider of design engineering services, structural components, assemblies and kits to the aerospace, defense and technology industries, today announced it achieved record sales and earnings in the second quarter of 2008.

Net sales in the quarter ended June 30, 2008, were $64.9 million compared to $33.9 million in the quarter ended June 30, 2007.   Net income for the second quarter of 2008 increased to $5.0 million, or $0.45 per diluted share, compared to $2.9 million, or $0.26 per diluted share, in the second quarter of 2007.  The current-year results include D3 Technologies Inc., acquired on July 31, 2007.

For the six months ended June 30, 2008, net sales were $125.3 million compared to $66.1 million in the six months ended June 30, 2007, an increase of 90 percent.  Net income for the first six months of 2008 was $9.5 million or $0.84 per diluted share, compared to $5.1 million or $0.46 per diluted share in the first half of 2007.

“Demand from the major customers in our Aerostructures segment increased steadily as we progressed through the second quarter and our manufacturing centers responded with the focus and execution that they consistently deliver,” said Ronald S. Saks, President and Chief Executive Officer of LMI Aerospace, Inc.  “Our Engineering Services segment also continued to add employees and handle record demand from its key customers in an exemplary fashion.  The Engineering Services group has enhanced the product and service offerings of our Aerostructures group and helped us manage large projects on newly developed aircraft.  We are pleased that the integration of D3 into LMI has progressed so well.”

In the Aerostructures segment, net sales were a record $41.6 million in the second quarter of 2008, up 22.7 percent from $33.9 million in the second quarter of 2007.  Sales of military products increased 41.0 percent to $11.7 million or 28.1 percent of sales, from $8.3 million or 24.6 percent of sales in the second quarter of 2007, due to higher production rates and new awards on the Black Hawk helicopter.  Sales of products for corporate and regional aircraft in the second quarter of 2008 increased 23.7 percent to $14.1 million or 33.9 percent of sales, compared to $11.4 million or 33.6 percent of sales in the second quarter of 2007.  Increased production rates on Gulfstream aircraft continue to fuel the growth.  Sales of products used in large commercial aircraft in the second quarter of 2008 were $12.4 million or 29.8 percent of sales, compared to $11.4 million or 33.6 percent of sales in the year-ago quarter.  The 8.8 percent increase was driven by increased production rates for certain models of Boeing aircraft, most notably the Boeing 737.

Net sales for the second quarter of 2008 for the Engineering Services segment, comprised entirely of the operations of D3 Technologies, were $24.0 million.  Net sales of engineering services for large commercial aircraft were $11.2 million or 46.7 percent of segment sales, primarily for design programs supporting Boeing 747-8, 787 and 777-Freighter platforms.  Net sales for corporate aircraft were $8.4 million or 35.0 percent of sales, primarily on the Gulfstream G650 and other developmental aircraft.  Military programs generated net sales of $3.0 million or 12.5 percent of sales and included services provided for multiple Navy programs, Lockheed F-35 and various other programs.  Tooling projects constituted the remainder of the segment’s sales.

Gross profit for the second quarter of 2008 was $16.7 million or 25.7 percent of sales compared to $9.2 million or 27.1 percent of sales in the second quarter of 2007, which preceded the acquisition of D3 Technologies.  In the second quarter of 2008, gross profit for the Aerostructures segment was $11.8 million or 28.4 percent of sales versus $9.2 million or 27.1 percent of sales in the year-ago quarter, as the company benefited from higher production rates.  Gross profit for the Engineering Services segment for the second quarter of 2008 was $4.9 million or 20.4 percent of sales.

Selling, general and administrative expenses were $8.3 million in the second quarter of 2008, including $2.3 million from Engineering Services, or 12.8 percent of sales, compared to $4.9 million or 14.5 percent of sales in the year-ago quarter.  SG&A expenses for the Engineering Services segment include $0.7 million of stock-based compensation related to restricted stock awards and amortization of intangibles resulting from the acquisition of D3 Technologies Inc.  Net interest expense in the second quarter of 2008 was $416,000, compared to interest income of $185,000 in the second quarter of 2007.  Income taxes in the second quarter of 2008 were $2.9 million, compared to $1.5 million in the year-ago quarter.  The effective tax rate in the second quarter of 2008 was 36.5 percent compared to 34.9 percent in the year-ago quarter.  The 2008 rates were negatively impacted by a higher state income tax rate.

The backlog at June 30, 2008, was $163 million, up from approximately $141 million at June 30, 2007.  The 2008 backlog does not reflect certain Gulfstream orders, which were included in the 2007 backlog.

LMI also announced updated guidance for the full year 2008, reflecting an improved outlook for the Engineering Services segment.
Revenue:  $249 million - $265 million (Aerostructures: $162 million – $172 million; Engineering Services: $87 million - $93 million)
Gross margin:  25.0% - 26.0% (Aerostructures: 28% - 29%; Engineering Services:  19.5% - 20.5%).

SG&A expenses:  $32.5 million - $33.5 million, including $2.5 million in acquisition-related expenses (Aerostructures:  $24 million - $24.5 million; Engineering Services:  $8.5 million - $9 million).

Interest expense:  $1.6 million - $1.8 million.

Tax rate:  Approximately 36.5%
Capital expenditures:  $8 million - $9 million.

“As we look at the second half of 2008 and beyond, the anticipated growth in revenues is expected to result in increased production rates and market-share gains in the military segment, higher tooling revenue from new projects on the Gulfstream G650, the Boeing 747-8 and other new programs; customer offload programs on the Boeing 747-8; and the start of production of the Boeing 767 wing modification kit and winglet assemblies,” Saks said.  “These programs are expected to add to revenue in 2009 as well.  LMI continues to build a responsive project management organization in both segments in order to provide unique services to our customers.  As we continue along the path to producing design build products, we are aggressively pursuing acquisitions and studying greenfield investments in composites and high-speed machining in order to provide the products our customers require.”

LMI Aerospace, Inc., which celebrates its 60th anniversary in 2008, is a leading provider of design engineering services, structural components, assemblies and kits to the aerospace, defense and technology industries.  Through its Aerostructures segment, the company fabricates machines, finishes and integrates formed, close-tolerance aluminum and specialty alloy components and sheet-metal products, primarily for large commercial, corporate and military aircraft.  It manufactures more than 30,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers.  Through its Engineering Services segment, operated by its D3 Technologies subsidiary, the company provides a complete range of design, engineering and program management services, supporting aircraft lifecycles from conceptual design, analysis and certification through production support, fleet support and service-life extensions.

This news release includes forward-looking statements related to LMI Aerospace, Inc.’s outlook for 2008, which are based on current management expectations.  Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc.  Actual results could differ materially from the forward-looking statements as a result of, among other things, the factors detailed from time to time in LMI Aerospace, Inc.’s filings with the Securities and Exchange Commission.  Please refer to the Risk Factors contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2007, and any risk factor set forth in our other subsequent filings with the Securities and Exchange Commission.

LMI Aerospace, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
(Unaudited)
	June 30, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$28	$82
Trade accounts receivable, net of allowance of $295 at June 30, 2008 and $292 at December 31, 2007	33,912	29,588
Inventories, net	49,152	40,940
Prepaid expenses and other current assets	2,219	2,135
Deferred income taxes	3,405	3,483
Income taxes receivable	297	630
Total current assets	89,013	76,858

Property, plant and equipment, net	20,447	19,733
Goodwill	48,561	48,670
Customer intangible assets, net	18,709	19,428
Other assets	1,315	1,429
Total assets	$178,045	$166,118

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$10,154	$10,681
Accrued expenses	11,725	9,997
Short-term deferred gain on sale of real estate	233	233
Current installments of long-term debt and capital lease obligations	643	775
Total current liabilities	22,755	21,686

Long-term deferred gain on sale of real estate	3,657	3,773
Long-term debt and capital lease obligations, less current installments	29,282	29,022
Deferred income taxes	6,810	6,810
Total long-term liabilities	39,749	39,605

Shareholders’ equity:
Common stock, $0.02 par value per share; authorized 28,000,000 shares; issued 11,890,490 shares and 11,820,057 shares at June 30, 2008, and December 31, 2007, respectively	238	236
Preferred stock, $0.02 par value per share; authorized 2,000,000 shares; none issued in both periods	-	-
Additional paid-in capital	68,412	67,244
Treasury stock, at cost, 374,888 shares at June 30, 2008, and 385,688 shares at December 31, 2007	(1,779)	(1,830)
Retained earnings	48,670	39,177
Total shareholders’ equity	115,541	104,827
Total liabilities and shareholders’ equity	$178,045	$166,118

See accompanying Notes to Condensed Consolidated Financial Statements.

LMI Aerospace, Inc.
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

Three Months Ended			Six Months Ended
June 30			June 30
	2008	2007	2008	2007

Net sales	$64,904	$33,935	$125,321	$66,112
Cost of sales	48,233	24,717	93,027	48,623
Gross profit	16,671	9,218	32,294	17,489

Selling, general and administrative expenses	8,328	4,933	16,384	9,943
Income from operations	8,343	4,285	15,910	7,546

Other income (expense):
Interest income (expense), net	(416)	185	(959)	391
Other, net	(6)	(30)	(9)	(23)
Income before income taxes	7,921	4,440	14,942	7,914

Provision for income taxes	2,894	1,549	5,439	2,782
Net income	$5,027	$2,891	$9,503	$5,132

Amounts per common share:
Net income per common share	$0.45	$0.26	$0.85	$0.46

Net income per common share assuming dilution	$0.45	$0.26	$0.84	$0.46

Weighted average common shares outstanding	11,179,613	11,150,899	11,191,977	11,150,899

Weighted average dilutive common shares outstanding	11,296,567	11,267,118	11,310,101	11,271,228

See accompanying notes to condensed consolidated financial statements.